Exhibit 24.38

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, James R. Curtiss, do hereby appoint Carim V. Khouzami and John D. Corse, or either of them, for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2019 of Baltimore Gas & Electric Company, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

/s/ JAMES R. CURTISS
James R. Curtiss

DATE: January 27, 2020